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                                                                      Exhibit 99

                                                  Contact:
                                                  -------

                                                  Vincent A. Wolfington
                                                  Chairman of the Board and
                                                  Chief Executive Officer,
                                                  Carey International, Inc.
                                                  (202) 895-1200



FOR IMMEDIATE RELEASE


                       CAREY INTERNATIONAL, INC. ADOPTS
                     PREFERRED STOCK PURCHASE RIGHTS PLAN


Washington, D.C., June 22, 2000 - Carey International, Inc. (Nasdaq ticker symbol: CARY) announced today that its Board of Directors adopted a Preferred Stock Purchase Rights Plan designed to ensure that all Carey stockholders receive fair and equal treatment in the event of a proposed takeover of the Company and to deter abusive takeover tactics. "While we are not aware of any unsolicited plans to purchase part or all of Carey, we believe the adoption of the Rights Plan is a prudent step," said Vincent A. Wolfington, Carey's Chairman and CEO. The Rights Plan is intended to enable all Carey International Inc. stockholders to realize the long-term value of their investment in the Company.

Pursuant to the Rights Plan, one share purchase right will be distributed for each share of Carey common stock held as of the close of business on July 2, 2000. Each Right will entitle stockholders to buy one one-hundredth of a share of a new series of preferred stock of the Company at an exercise price of $80.00 per share. The Rights, which expire July 1, 2010, will be exercisable only if a person or group acquires 20% or more of Carey common stock (the "Triggering Percentage") or announces a tender offer the consummation of which would result in beneficial ownership by a person or group of a Triggering Percentage or more of the common stock. Until the Rights become exercisable, they will trade with the Company's common stock as a unit. The Rights distribution is not taxable to stockholders. A summary of the Rights Plan will be mailed to stockholders following the July 2, 2000 record date.

If after the public announcement that a person or group has acquired a Triggering Percentage or more of Carey's common stock, Carey is acquired in a merger or other business combination transaction, or sells or otherwise transfers 50% or more of the value of its assets or earning power, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's shares having a market value at that time of twice the Right's exercise price. In addition, if a person or group acquires a Triggering Percentage or more of Carey's outstanding common stock, each Right will entitle its holder (other than such person or
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group) to purchase, at the Right's then current exercise price, a number of
Carey's common shares having a market value of twice the Right's exercise price unless (i) such person first acquires a Triggering Percentage or more of the outstanding Common Shares by a purchase pursuant to a tender offer for all of the Common Shares for cash, which purchase increases such person's beneficial ownership to 90% or more of the outstanding Common Shares; (ii) the Triggering Percentage is achieved as a result of the Company's repurchase of shares; (iii) a person acquires a Triggering Percentage or more of the outstanding Common Shares inadvertently and then divests a sufficient number of shares within 10 days after notification by the Company. In addition, the Rights will not become exercisable if a person, at the close of business on July 2, 2000, holds the Triggering Percentage or more of Carey common stock unless such group or person thereafter acquires additional shares of Carey common stock at a time when holding the Triggering Percentage or more of Carey common stock.

Following the acquisition by a person or group of beneficial ownership of a Triggering Percentage or more of the Company's common stock and prior to an acquisition of 50% or more of the common stock, the Board of Directors may exchange the Rights (other than Rights owned by such person or group), in whole or in part, at an exchange ratio of one share of common stock (or one one-hundredth of a share of the new series of preferred stock) per Right. This provision will have an economically dilutive effect on the acquiror, and provide a corresponding benefit to the remaining Rights holders without requiring such holders to go through the process and expense of exercising their Rights.

Prior to the first public announcement of the acquisition by a person or group of beneficial ownership of a Triggering Percentage or more of the Company's common stock (but not thereafter), the Rights are redeemable for $0.01 per Right at the option of the Board of Directors.

Carey International, Inc. is the world's largest chauffeured vehicle service company, providing services through a worldwide network of owned and operated companies, licensees and affiliates serving 480 cities in 75 countries. The "Carey" brand name has represented quality chauffeured vehicle service since the 1920s. The Company owns and operates service providers in Boston, Chicago, Indianapolis, London, Los Angeles, New York, Philadelphia, San Francisco, South Florida and Washington, D.C. In addition, the Company generates revenues from licensing the "Carey" name and providing central reservation, billing and sales and marketing services to its licensees. The Company's worldwide network also includes affiliates in locations in which the Company has neither owned and operated companies nor licensees. Over the past five years, the Company has invested significant capital in developing its central reservations and billing system and worldwide service infrastructure. By leveraging its current infrastructure and position as a market leader, the Company is consolidating the highly fragmented chauffeured vehicle service industry through the acquisition of: (i) current Carey licensees, (ii) additional companies in markets in which the Company already owns and operates a chauffeured vehicle service company, and
(iii) companies in other strategic markets in North America and Europe. Carey also intends

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to add to its global presence by acquiring or establishing strategic alliances with companies in the Pacific rim of Asia and Latin America.

In 1979, the Company was organized as a Delaware corporation and commenced operations by acquiring certain rights to the "Carey" name held by a predecessor company. Predecessor companies operated chauffeured vehicle service businesses under the "Carey" name since the 1920s. The Company's principal executive offices are located at 4530 Wisconsin Avenue, N.W., Washington, D.C. 20016.
Its telephone number at that location is (202) 895-1200.

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